Exhibit 3.26

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

STRATOSPHERE LEASING, LLC

* * * * *

This Amended and Restated Operating Agreement is made on the date set forth below by the undersigned member pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”).

1.             Formation; Name.  The limited liability company (the “Company”) was formed on August 31, 2000 upon the filing of the certificate of limited liability company in the office of the Secretary of State of the State of Delaware in accordance with the Act.  The name of the Company is “Stratosphere Leasing, LLC” and all business shall be conducted under that name.

2.             Purpose.  The purpose for which the Company has been formed is to engage in any lawful act or activity which the member may from time to time determine.

3.             Registered Office.  The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

5.             Admission.  Upon execution and delivery of this Operating Agreement, Stratosphere Corporation, a Nevada corporation, is admitted as the sole member of the Company.  The member shall not be required to make any capital contribution to the Company but may make capital contributions from time to time.

6.             Resignation of Member.  The member may resign from the Company at any time.

7.             Management of the Company.  The business and affairs of the Company shall be conducted and managed solely by the Member.  Notwithstanding the foregoing, the persons listed on Schedule I attached hereto, shall be authorized to execute documents on behalf of the Company, and any such execution shall be deemed to constitute a proper approval of the same by the Member.  Each of the Authorized Signatories may be designated from time to time by the Member as having a corporate title such as Chairman of the Board, Vice Chairman President, Chief Executive Officer, Secretary, etc., and may use such title, where so designated, in executing said documents.

8.             Assignment of Interest.  The member may assign all or any portion of its membership interest in the Company to any person (“Assignee”).  Each Assignee shall become a member of the Company upon the approval of the member.

9.             Title to Property.  Title to any property (whether real, personal or mixed) owned by or leased to the Company shall be held in the name of the Company, or in the name of any nominee the member may in its discretion designate.

10.           Profits and Losses.  All profits and losses of the Company shall be allocated to the member.  The member shall not be liable for any debts or losses of the Company beyond the aggregate amount of its capital contribution, except as otherwise required by law.

11.           Distributions.  At such times as determined by the member, the member shall cause the Company to distribute to the member any cash or property held by it which is neither reasonably necessary for the operation of the Company nor in violation of the Act.  The member shall be liable to the Company for distributions made pursuant to this Section 10 only to the extent now or hereafter provided by the Act.

12.           Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the occurrence of an event of dissolution of the Company under the Act.

13.           Amendment.  This Operating Agreement may be amended only in writing.

14.           Application of Delaware Law.  This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

15.           Taxable Year.  The taxable year of the Company shall be the calendar year.

16.           No Third Party Beneficiaries.  No person, other than the member, shall have any rights hereunder.

17.           Headings.  The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

IN WITNESS WHEREOF, the undersigned has caused the execution of this Amended and Restated Operating Agreement of Stratosphere Leasing, LLC this 24th day of January, 2001.

STRATOSPHERE CORPORATION, sole member

By:	/s/ William F. Bischoff
Name:	William F. Bischoff
Title:	Senior Vice President and CFO

[Signature Page of Stratosphere Leasing, LLC Amended and Restated Operating Agreement dated as of January 24th, 2001]

SCHEDULE I

Authorized Signatory	Title

Albo J. Antenucci, Jr.	President and Secretary